Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dillard’s, Inc. of our report dated June 17, 2011, on the financial statements of the Dillard’s, Inc. Investment and Employee Stock Ownership Plan appearing in the 2010 Annual Report on Form 11-K of the Dillard’s, Inc. Investment and Employee Stock Ownership Plan.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
May 23, 2012